Exhibit 10.5

Interim Services Agreement

June 21, 2010

Jonathan W. Trutter

Chief Executive Officer

Deerfield Capital Corp.

6250 North River Road

Rosemont, Illinois

Dear Mr. Trutter:

SFN Professional Services LLC d/b/a Tatum (“Tatum,” “we,” “us” or “our”) is pleased that Deerfield Capital Corp. (“Company,” “you” or “your”) has selected us to provide you with outsourced interim services. The services (the “Services”) and fees will be more particularly described on the Schedule attached hereto and will be provided by the individual resource (the “Tatum Resource”) identified on such Schedule. Schedules for additional Tatum Resources may be added from time to time upon the mutual written agreement of the parties. In addition, upon the request of the Company and the execution of an additional Schedule to this agreement, Tatum will provide search Services to the Company, all as more particularly described on such Schedule.

Engagement. The Tatum Resource will be one of Tatum’s professionals, and we will be solely responsible for determining the conditions, terms and payment of compensation and benefits for the Tatum Resource. You will be solely responsible for providing the Tatum Resource day-to-day guidance, supervision, direction, assistance and other information necessary for the successful and timely completion of the Services. Tatum will have no oversight, control, or authority over the Tatum Resource with respect to the Services. The Company acknowledges that it is solely responsible for the sufficiency of the Services for its purposes. The Company will designate a management-level individual to be responsible for overseeing the Services, and the Tatum Resource will report directly to such individual with respect to the provision of the Services. Unless the Tatum Resource is acting as an executive officer of the Company and is authorized by the Company to make such decision, the Company will not permit or require the Tatum Resource to be the ultimate decision making authority for any material decision relating to your business, including, without limitation, any proposed merger, acquisition, recapitalization, financial strategy or restructuring.

Fees and Expenses. You will pay us the fees set forth on the applicable Schedule. In addition, you will reimburse Tatum directly for all reasonable travel and out-of-pocket expenses incurred in connection with this agreement (including any Schedules).

Payment Terms. Payments to Tatum should be made within 15 days of receipt of invoice by electronic transfer in accordance with the instructions set forth below or such alternative instructions as provided by us from time to time. In lieu of terminating this agreement, we may suspend the provision of any Services if amounts owed are not paid in accordance with the terms of this agreement.

Bank Name and Address: Bank of America, 1950 N Stemmons Freeway, Suite 5010, Dallas, TX 75207

Beneficiary: Tatum

Beneficiary Account Number: 3751 80 4507

ABA Transit/Routing Number: 111000012

Please reference Company name in the body of the payment.

Effective Date and Termination. This agreement will be effective as of the earlier of (i) the date Tatum begins providing Services to the Company, and (ii) the date of the last signature to this agreement as indicated on the signature page. In the event that a party commits a breach of this agreement (including any Schedule) and fails to cure the same within 10 days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party may terminate this agreement or the applicable Schedule effective upon written notice of such termination. The termination rights set forth in this Section are in addition to and not in lieu of the termination rights set forth in each of the Schedules.

Hiring the Tatum Resource Outside of a Tatum Agreement. If, at any time during the time frame in which a Tatum Resource is providing Services to the Company and for a period of 12-months thereafter, other than in connection with this agreement or another Tatum agreement, the Company or any of its subsidiaries or affiliates employs such Tatum Resource, or engages such Tatum Resource as an independent contractor, the Company will pay Tatum a placement fee in an amount equal to 35% of the Annualized Compensation (as defined below). “Annualized Compensation” is defined as salary, incentive, signing and other bonuses, and any other compensation (excluding any form of equity compensation) that may be earned by the Tatum Resource during the first 12 months of service with the Company (or its subsidiary or affiliate) regardless of when or if such compensation is actually paid. The placement fee shall be due upon the commencement of the Tatum Resource’s employment or engagement with the Company (or its subsidiary or affiliate).

Warranties and Disclaimers. We disclaim all representations and warranties, whether express, implied or statutory, including, but not limited to any warranties of quality, performance, merchantability, or fitness of use or purpose. Without limiting the foregoing, we make no representation or warranty with respect to the Tatum Resource or the Services provided hereunder, and we will not be responsible for any action taken by you in following or declining to follow any of the Tatum Resource’s advice or recommendations. The Services provided by Tatum and the Tatum Resource hereunder are for the sole benefit of the Company and not any unnamed third parties. The Services will not constitute an audit, review, opinion, or compilation, or any other type of financial statement reporting or attestation engagement that is subject to the rules of the AICPA or other similar state or national professional bodies or laws and will not result in an opinion or any form of assurance on internal controls.

Limitation of Liability: Indemnity.

(a)           Tatum’s liability in any and all categories and for any and all causes arising under this agreement, whether based in contract, tort, negligence, strict liability or otherwise, will, in the aggregate, not exceed the actual fees paid by you to us over the term of the agreement with respect to the Tatum Resource from whom the liability arises. In no event will we be liable for incidental, consequential, punitive, indirect or special damages, including, without limitation, interruption or loss of business, profit or goodwill. As a condition for recovery of any liability, you must assert any claim against us within one year after the termination or expiration of the applicable Schedule under which the liability arises.

(b)           You agree to indemnify us and the Tatum Resource to the full extent permitted by law for any losses, costs, damages, and expenses (including reasonable attorneys’ fees), as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with the Tatum Resource’s services to you except to the extent arising out of the gross negligence or willful misconduct of Tatum or the Tatum Resource.

Insurance.

If the Tatum Resource is serving as an officer or executive of the Company, the Company will provide Tatum or the Tatum Resource with written evidence that the Company maintains directors’ and officers’ insurance covering the Tatum Resource in an amount reasonably acceptable to the Tatum at no additional cost to the Tatum Resource, and the Company will maintain such insurance at all times while this agreement remains in effect. Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least five years following the termination or expiration of the applicable Schedule or will purchase a directors’ and officers’ extended reporting period or “tail” policy to cover the Tatum Resource for such five year time period.

Governing Law, Arbitration and Witness Fees.

(a)           This agreement will be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of laws provisions.

(b)           If the parties are unable to resolve any dispute arising out of or in connection with this agreement, the parties agree and stipulate that any such disputes will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration will be conducted in the Chicago, Illinois office of the AAA by a single arbitrator selected by the parties according to the rules of the AAA, and the decision of the arbitrator will be final and binding on both parties. In the event that the parties fail to agree on the selection of the arbitrator within 30 days after either party’s request for arbitration under this Section, the arbitrator will be chosen by the AAA. The arbitrator may in his or her discretion order documentary discovery but will not allow depositions without a showing of compelling need. The arbitrator will render his or her decision within 90 days after the call for arbitration. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this agreement and may not amend or disregard any provision of this agreement, including this section. Notwithstanding the foregoing, either patty may seek appropriate injunctive relief from any court of competent jurisdiction, and Tatum may pursue payment of any unpaid amounts due under this agreement through any court of competent jurisdiction.

(c)           In the event any professional of Tatum (including, without limitation, any Tatum Resource) is requested or authorized by you or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against you or by you against a third party, you will, so long as Tatum is not a party to the proceeding in which the information is sought, reimburse Tatum for its professional’s time (based on customary rates) and expenses, as well as the fees and expenses of its counsel, incurred in responding to such requests. This provision is in addition to and not in lieu of any indemnification obligations the Company may have under this agreement.

Miscellaneous.

(a)           This agreement together with all Schedules constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes any and all agreements, whether oral or written, between the parties with respect to its subject matter. No amendment or modification to this agreement will be valid unless in writing and signed by both parties.

(b)           If any portion of this agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this agreement and will not cause the invalidity or unenforceability of the remainder of this agreement, except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

(c)           Neither party will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy.

The waiver by any party of a breach or violation of any provision of this agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this agreement.

(d)           Neither party will be liable for any delay or failure to perform under this agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

(e)           You may not assign your rights or obligations under this agreement without the express written consent of Tatum. Nothing in this agreement will confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Resources.

(f)            The expiration or termination of this agreement or any Schedule will not destroy or diminish the binding force and effect of any of the provisions of this agreement or any Schedule that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses (including witness fees and expenses and liquidated damage fees), governing law, arbitration, limitation of liability and indemnity.

(g)           You agree to reimburse Tatum for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs and arbitration fees) incurred by Tatum in enforcing collection of any monies due under this agreement.

We appreciate the opportunity to serve you and believe this agreement accurately reflects our mutual understanding of the terms upon which the Services will be provided. We would be pleased to discuss this agreement with you at your convenience. If the foregoing is in accordance with your understanding, please sign a copy of this agreement and return it to my attention.

Sincerely,

SFN Professional Services LLC d/b/a Tatum

/s/ Robert J. Stegmann

Robert J. Stegmann
Partner, Practice Leader

Accepted and agreed:

Deerfield Capital Corp.

By:	/s/ Jonathan W. Trutter
Name: Jonathan W. Trutter
Title: Chief Executive Officer

Date:	June 21, 2010

Schedule to Interim Services Agreement

This Schedule is entered into in connection with that certain Interim Services Agreement, dated June 11, 2010 (the “Agreement”), by and between SFN Professional Services LLC d/b/a Tatum (“Tatum,” “we,” “us” or “our”) and Deerfield Capital Management (“Company,” “you” or “your”) and will be governed by the terms and conditions of the Agreement.

Tatum Resource Name: Ken Posner

Service Description or Position: Chief Financial Officer

Company Supervisor: Chief Executive Officer

Start Date: June 22, 2010

Minimum Term: Through August 20, 2010

Termination:

(a)        After the expiration of any minimum term set forth above, either party may terminate this Schedule by providing the other party a minimum of 10 days’ advance written notice and such termination will be effective as of the date specified in such notice, provided that such date is no earlier than 10 days after the date of delivery of the notice. Tatum will continue to provide, and the Company will continue to pay for, the Services until the termination effective date.

(b)        Tatum may terminate this Schedule immediately upon written notice to the Company if: (i) the Company is engaged in or asks Tatum or any Tatum Resource to engage in or ignore any illegal or unethical activity; (ii) the Tatum Resource ceases to be a professional of Tatum for any reason and has provided the Company with a minimum 10 day’s advance written notice; (iii) the Tatum Resource becomes disabled; or (iv) the Company fails to pay any amounts due to us under the Agreement when due. For purposes of this Agreement, disability will be defined by the applicable policy of disability insurance or, in the absence of such insurance, by Tatum’s management acting in good faith. Notwithstanding the foregoing, in lieu of terminating this Schedule under (ii) and (iii) above, upon the mutual agreement of the parties, the Tatum Resource may be replaced by another Tatum professional.

(c)        The termination rights set forth in this section are in addition to and not in lieu of the termination rights set forth in the Agreement.

Fees: You will pay to Tatum a fee of $42,000 a month for the Tatum Resource. The fees will be prorated for the first and final fee period based on the number of days in such period. The monthly fee includes allowance for holidays for the Tatum Resource consistent with the Company’s policy as it applies to similarly situated employees of the Company. The parties acknowledge and agree that the fees set forth above are based upon this Schedule having the Minimum Term set forth above. In the event you terminate this Schedule prior to the expiration of the Minimum Term other than for the Tatum Resource’s material failure to perform the obligations of his or her position with the Company, provided the Tatum Resource fails to cure such breach within 10 days after receipt of written notice of such breach, you agree that the fees will be retroactively increased to $3,000 per business day. You agree to pay to Tatum upon the termination of this Schedule a lump sum amount equal to the difference between the fees actually paid and the fees that should have been paid taking into account the retroactive adjustment.

Billings: Tatum will bill for Services in advance of the provision of such Services as follows:

Upon Execution of this Schedule: $42,000

On the 15th day of each month: $42,000

In addition, reasonable out-of-pocket expenses incurred by the Employee on behalf of the Company will be reimbursed to the same extent that you reimburse other senior managers for such expenses including mileage. Expenses will be billed separately and in accordance with Company documentation standards. Expenses will be reimbursed by the Company directly to the Tatum Resource within five days of submission.

In the event of a conflict between the terms and conditions of this Schedule and the Agreement, the terms and conditions of the Agreement will control.

SFN Professional Services LLC d/b/a Tatum		Deerfield Capital Corp.

/s/ Robert J. Stegmann
		By:	/s/ Jonathan W. Trutter
Name:	Robert J. Stegmann	Name: Jonathan W. Trutter
Title:	Partner, Practice Leader	Title: Chief Executive Officer
Date:	June 21, 2010
		Date:	June 21, 2010